April 12, 2006

Securities and Exchange Commission Judiciary Plaza 450 Fifth Avenue, N.W. Washington, D.C. 20549
Re:	The Dreyfus Socially Responsible Growth Fund, Inc.
1933 Act File No. 33-49014
1940 Act File No. 811-7044

Ladies and Gentlemen:

     We refer to Post-Effective Amendment No. 18 to the Registration Statement under the Securities Act of 1933 and Amendment No. 20 to the Registration Statement under the Investment Company Act of 1940 on Form N-1A (the "Amendment") of The Dreyfus Socially Responsible Growth Fund, Inc. (the "Fund") filed pursuant to paragraph (b) of Rule 485 promulgated under the Securities Act of 1933. We, as counsel to the Fund, have assisted in the preparation and review of the Amendment.

We are of the view that the disclosure provisions reflected in the Amendment are not of the type which would render the Amendment ineligible to become effective pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933.

We consent to the use of this representation as an accompaniment to the Amendment. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Amendment under the provisions of the Securities Act of 1933 or that any other person other than the Securities and Exchange Commission is entitled to rely on this representation for any purpose.

Very truly yours, /s/ Fulbright & Jaworski L.L.P.